EXHIBIT 99.2

CONTACT:	Nel Taylor
Chief Communication Officer
502/394-2100

RESCARE TO ACQUIRE NORTH CAROLINA HOME CARE AGENCY

Completes Georgia Home Care Transaction

LOUISVILLE, Ky. (April 21, 2005) — ResCare, Inc. (NASDAQ/NM:RSCR), the nation’s leading provider of residential, training, educational and support services for people with disabilities and special needs, announced today that it has signed a definitive agreement to purchase the operations and certain assets of Albemarle Homecare Services, Inc. in Albemarle, N.C., which provides in-home personal care, nursing and daily living assistance. Annual revenues are expected to be approximately $1.6 million. Albemarle Homecare Services will join ResCare’s CNC/Access operations in North Carolina, further expanding the Company’s service area in the state. The services are primarily Medicaid reimbursed. The transaction is expected to close at the end of the month.

     “The acquisition of Albemarle Homecare Services is part of ResCare’s continued focus on periodic in-home services,” said Ronald G. Geary, ResCare chairman, president and chief executive officer. “Albemarle easily tucks into our current services and brings a strong reputation of good quality supports and services.”

     ResCare also announced it has closed on its purchase of certain assets of St. Joseph Home Care from a subsidiary of St. Joseph Hospital in Augusta, Ga. St. Joseph Home Care provides personal care and companion services. Revenues are expected to be approximately $1.0 million annually.

     ResCare, founded in 1974, offers services to some 34,000 people in 33 states, Washington, DC, Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company’s web site at http://www.rescare.com.

     The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

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